Exhibit 99.1

Contact:	DIRT MotorSports Chris Dolack, Vice President Public Relations Phone: 815-735-6477 • Email: cdolack@dirtmotorsports.com
DIRT MotorSports™ Announces Cary J.C. Agajanian Joins Board of Directors
NORMAN, Okla.—(BUSINESS WIRE)—Aug. 31, 2006—DIRT MotorSports, Inc. (OTCBB: DMSP) (DIRT) announced today that Cary J.C. Agajanian has accepted a position on its Board of Directors.
“Cary Agajanian’s lifelong experience as a leader in the Auto Racing Industry will be a valuable asset to our Board,” said DIRT MotorSports President and CEO Tom Deery. “His opinions and guidance will be extremely important as we move forward to execute our objectives with all of our exciting motor sports properties.”
“DIRT MotorSports has assembled an impressive, highly skilled team to lead the organization,” Mr. Agajanian said. “It is clear the Company is growing and I am excited at the opportunity to help shape its future and solidify the organization as a leader in the motor sports industry.”
Mr. Agajanian has won wide respect for a career devoted to motor sports. He has been involved in the industry all of his life. His father began as a car owner and race official in 1932. Mr. Agajanian has personally represented or advised more than 20 sanctioning bodies. In addition, he has negotiated hundreds of sponsorship contracts with major corporations for title sponsorship, trackside signage, television programming and racing teams. The family has promoted motor sports events for more than 70 years. Mr. Agajanian served on a pit crew for several seasons on the Indy Car circuit in the 1960s and 1970s, and as a race official in the 1980s and 1990s.
He is highly sought after for his lectures stemming from his experience in nearly all facets of the industry, including from his perspective as a Car Owner, Sanctioning Body Director, Event Promoter, Race Track Owner and Operator, Driver Representative, Legal Counsel, and/or Competition Rules Committee member.
Mr. Agajanian has initiated the founding of numerous racing boards, funds, and organizations to aid various groups within the Auto Racing Industry and has been consistently recognized through multiple awards for outstanding achievement and commitment to the Sport, as well as for his family’s promotional success.

He offers an extensive legal background in motor sports, as well. He was closely involved with proposed legislation in several jurisdictions, including California, to protect sanctioning bodies and car owners, some of which was adopted in other states.
His experience, whether it’s in promotion and marketing, souvenir sales, parking sales, food & beverage concessions, crowd control, box office management, event sponsorship sales or advertising, will be a valuable asset to the Board of Directors.
About DIRT MotorSports™
Based in Norman, OK, DIRT MotorSports™, Inc. is the premier dirt racing and sports entertainment company dedicated to the promotion of competitive dirt track racing. DIRT MotorSports is the largest sanctioning body for sprint car, late model and modified dirt track auto racing in the United States and also owns and operates seven dirt tracks. DIRT MotorSports operates the industry’s most prominent national touring series’ including the World of Outlaws Sprint Car Series(R) currently broadcast on The Outdoor Channel(R) (Nasdaq: OUTD); the World of Outlaws Late Model Series(R) currently broadcast on SPEED(R) and the DIRT Big Block Modified Series™ currently broadcast by Time Warner. “World of Outlaws” is a registered trademark of DIRT MotorSports.
For further information on DIRT or this press release, contact Chris Dolack at 1-877-5RACING (1-877-572-2464), email cdolack@dirtmotorsports.com, visit us online at www.dirtmotorsports.com or see the Company’s filings at www.sec.gov.
CONTACT: DIRT MotorSports™
Chris Dolack, 1-877-5RACING (1-877-572-2464)
cdolack@dirtmotorsports.com
SOURCE: DIRT MotorSports, Inc.